Exhibit 10.1

The following email was sent on behalf of the Agent and Required Supporting Lenders and confirmed on behalf of the Borrower:

Reference is made to that certain Fifth Amended and Restated Forbearance Agreement dated as of March 26, 2025 (as amended by email on April 2, 2024 and as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Forbearance Agreement”), by and among MSGN Holdings, L.P., each of the other Loan Parties, the Lenders or investment managers or advisors for such Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent. Capitalized terms used herein and not otherwise defined in this email shall have the respective meanings provided in the Forbearance Agreement.

This email confirms the consent of the Required Supporting Lenders to extend the date in Section 2.02(a) of the Forbearance Agreement to Monday, April 7, 2025 at 11:59 p.m. ET.